FOR IMMEDIATE RELEASE

Company:
Brett L. Scott, Senior Vice President and CFO
IR@nasmedical.com
(818) 734-8600

NORTH AMERICAN SCIENTIFIC REGAINS COMPLIANCE ON
NASDAQ CAPITAL MARKET

Chatsworth, CA - October 27, 2008— North American Scientific, Inc. (Nasdaq: NASM), referred to herein as “the Company”, today announced that it received a letter from The Nasdaq Stock Market (“Nasdaq”) dated October 24, 2008 indicating that the Company is in compliance with the minimum $2.5 million stockholders’ equity requirement for continued listing. As a result of regaining compliance with Nasdaq Marketplace Rules, The Nasdaq Listing Qualifications Panel has determined that the hearing scheduled for October 30, 2008 is no longer necessary. The Company’s common stock will continue to be listed on The Nasdaq Capital Market and will continue to trade under the symbol “NASM.”

In a related matter, the Company received a letter from Nasdaq dated October 22, 2008 notifying the Company that Nasdaq has suspended enforcement of the bid price and market value of publicly held shares requirements through Friday, January 16, 2009. All companies presently in a bid price or market value of publicly held shares compliance period will remain at that same stage of the process and will not be subject to being delisted for these concerns. These rules will be reinstated on Monday, January 19, 2009 and the first relevant trade date will be Tuesday, January 20, 2009. The Company is currently in a bid price compliance period and as a result of this suspension, the Company will have until May 26, 2009 to regain compliance by achieving a $1 closing bid price for a minimum of 10 consecutive trading days.

About North American Scientific

North American Scientific, operating under the name NAS Medical, is a leader in applying radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition, the Company has been gaining clinical experience with its first generation ClearPath™ multi-channel catheter breast brachytherapy devices since 2007, and intends to launch the second generation devices in 2009. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to improve the delivery of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.